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                                                                     EXHIBIT 3.1


                  ARTICLES OF AMENDMENT AS OF NOVEMBER 29, 2000

Article IV is amended to read as follows:

                                   Article IV

The distinguishing designation of each class of shares, the number of shares of each class which the Corporation shall have authority to issue, the distinguishing designation of each series within a class, if any, and the par value are:

                             Series            No. of
            Class           (If Any)           Shares             Par Value
            -----           --------           ------             ---------

           Common             None           30,000,000              $.01

          Preferred           None            4,000,000              $.01

                            Series A          1,000,000              $.01

Article V is amended to include the following:

     The preferences, limitations and relative rights of the Series A Convertible Preferred Shares (the "Series A Preferred Shares") are:

(a) Dividends. The holders of shares of Series A Preferred Shares (each, a "Holder" and collectively, the "Holders") shall be entitled to receive dividends ("Dividends") on the Series A Preferred Shares, at the rate of eight percent (8%) per annum, payable in quarterly installments beginning March, 2001, provided funds are legally available to pay such dividend.

(b)  Priority.

     1.   Payment upon Dissolution, Etc. Upon the occurrence and continuance of
(i) any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings in connection therewith, commenced by the Corporation or by its creditors, as such, or relating to its assets, not stayed or dismissed within sixty (60) days after the filing or initiation of the proceedings, or (ii) the dissolution or other winding up of the Corporation whether total or partial, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy proceedings, or (iii) any assignment for the benefit of creditors or any marshaling of the material assets or material liabilities of the Corporation or (iv) any consolidation or merger of the Corporation, in which the shareholders of the Corporation prior to such transaction do not possess, immediately following such transaction, securities representing at least 50% of the voting power of the surviving entity, or a sale of all or substantially all of the Corporation's assets (other than a consolidation or merger in which the Corporation is the continuing entity and which does not result in any reclassification of, or change in, the outstanding shares of Common Shares and which does not result in a change of ownership of any outstanding shares of Common Shares or Preferred Shares) (a "Liquidation Event"), no distribution shall be made to the holders of any shares of capital Shares (other than Parity Securities or Permitted Senior Securities (as defined below)) of the Corporation unless prior thereto each Holder shall have received the Liquidation Preference (as defined below) with respect to each share of Series A Preferred Shares then held by the Holder.


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     In the event that upon the occurrence of a Liquidation Event, the assets available for distribution to the Holders of the Preferred Shares and to the holders of the Parity Securities are insufficient to pay the Liquidation Preference with respect to all of the outstanding shares of Series A Preferred Shares and of the Parity Securities, such assets shall be distributed ratably among such shares in proportion to the ratio that the liquidation preference payable on each such share bears to the aggregate liquidation preference payable on all such shares. "Parity Securities" means any Preferred Shares of any series which shall, if the amounts payable thereon in liquidation are not paid in full, be entitled to share ratably with the Series A Preferred Shares in any distribution of assets. "Junior Securities" means the Common Shares and the shares of any other class or series of equity securities of the Corporation which (by the terms of the Certificate of Incorporation or of the instrument by which the Board, acting pursuant to authority granted in the Certificate of Incorporation, as amended from time to time, shall fix the relative rights, preferences and limitations thereof) shall be subordinated or junior to the rights of the holders of Series A Preferred Shares upon a Liquidation Event. "Senior Securities" shall mean subsequent classes or series of preferred Shares of the Corporation with liquidation preferences superior to the Series A Preferred Shares Liquidation Preference.

     2. Liquidation Preference. The "Liquidation Preference" with respect to a share of Series A Preferred Shares shall mean an amount equal to the Adjusted Stated Value of such share plus all accrued and unpaid Dividends thereon. "Adjusted Stated Value" shall mean the Stated Value, less any distributions of assets and funds made by the Corporation to the holders of the Series A Preferred Shares, including Dividends and/or redemption proceeds from redemptions of Series A Preferred Shares, provided that for purposes of such definition, any such distribution shall not reduce the Adjusted Stated Value as long as any Adjustment remains unpaid.

     3. Payment After Liquidation Preference. After payment to the holders of the Series A Preferred Shares of the Liquidation Preference and payment to the holders of any Parity Securities of the liquidation preference of the Parity Securities, the entire remaining assets and funds of the Corporation legally available for distribution, if any, shall be distributed pro rata among the holders of Common Shares based upon the number of Common Shares held by each such shareholder.

     4. Series A Preferred Share Amendment. "Series A Preferred Share Amendment" means the Articles of Amendment setting forth the preferences and rights of the Series A Preferred Shares, as amended from time to time. The number of Common Shares into which a share of the Series A Preferred Shares is convertible shall be calculated as provided in the Series A Preferred Share Amendment.

     5. Ranking. The Series A Preferred Shares will rank with respect to rights upon a Liquidation Event, senior to Junior Securities, as they exist on the date hereof or as the Junior Securities may be constituted from time to time; and on a parity with Parity Securities as the Parity Securities may be constituted from time to time. The Board of Directors in its sole discretion may designate subsequent series of preferred Shares to be senior, junior or in parity with the Series A Preferred Shares.

(c)  Conversion.

     1.   Right to Convert. Subject to the limitations contained in Section
(c)(7) below, each Holder shall have the right to convert at any time and from time to time, some or all of his, her or its shares of Series A Preferred Shares into the number of fully-paid and non-assessable Common Shares, free and clear of any liens, claims, preemptive rights or encumbrances imposed by or through the Corporation (the "Conversion Shares"), as is computed in accordance with the terms hereof (a "Conversion"). At least twenty (20) days, or such shorter period as is practicable but in no event less than ten (10) days, before any Liquidation Event, the Corporation shall deliver a notice to each holder of Series A Preferred Shares setting forth the principal terms of the anticipated Liquidation Event at his, her or its address as shown on the Shares records of the Corporation or such other address as any such party shall deliver to the Corporation. Such notice shall include a description of the amounts that the Corporation, in its reasonable judgment, estimates would be paid to holders of Series A Preferred Shares under Section (b)(1) above upon the Liquidation Event. No later than 7 days after delivery of the notice, each Holder may deliver an election to the Corporation notifying the Corporation that the Holder desires to convert such Holder's shares of Series A Preferred Shares pursuant to Section
(c)(1), and, if no such election is delivered to the Corporation and such Liquidation Event occurs, such Holder's conversion rights with respect to the Series A Preferred Shares shall terminate, such Holder shall receive only such amounts as are provided for under Section (b)(1) above.


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     2.   Reservation of Common Shares Issuable Upon Conversion. The Corporation
shall at all times reserve and keep available out of its authorized but unissued Common Shares, free from any preemptive rights, solely for the purpose of effecting Conversions hereunder, the number of its Common Shares (the "Reserved Amount") as shall from time to time be sufficient to effect the Conversion of the Series A Preferred Shares. If the Corporation shall issue any securities or make any change in its capital structure which would change the number of Conversion Shares deliverable upon the Conversion of the outstanding shares of Series A Preferred Shares, the Corporation shall at the same time also make proper provision so that thereafter there shall be a sufficient number of Common Shares authorized and reserved, free from any preemptive rights, for the Conversion.

     3. Conversion Notice. In order to convert shares of Series A Preferred Shares, or any portion thereof, the Holder shall send by facsimile transmission (with a hard copy to follow by first class mail) on the business day before the Holder wishes to effect a Conversion (the "Conversion Date"), (i) a notice of conversion to the Corporation and to its designated transfer agent, if any, for the Common Shares (the "Transfer Agent") stating the number of shares of Series A Preferred Shares to be converted, the amount of Dividends declared but unpaid on the shares of Series A Preferred Shares then held by the Holder up to and including the Conversion Date, the applicable Conversion Rate and a calculation of the number of Common Shares issuable upon the Conversion (the "Conversion Notice") and (ii) a copy of the certificate or certificates representing the Series A Preferred Shares being converted. The Holder shall thereafter send the original of the certificate or certificates by overnight mail to the Corporation. In the case of a dispute as to the calculation of the Conversion Rate or the number of Conversion Shares issuable upon a Conversion, the Corporation shall promptly issue to the Holder the number of Conversion Shares that are not disputed and shall submit the disputed calculations to its independent accountants within two (2) business days of receipt of the Holder's Conversion Notice. The Corporation shall cause its accountants to calculate the Conversion Rate as provided herein and to notify the Corporation and the Holder of the results in writing no later than two business days following the day on which it received the disputed calculations. The accountants' calculation shall be deemed conclusive absent manifest error. The fees of the accountants shall be borne equally by the Corporation and the Holder delivering the Conversion Notice.

     4. Number of Conversion Shares; Conversion Rate. Subject to the provisions of Section 6, below, each share of Series A Preferred Shares is convertible, pursuant to a Conversion, into duly and validly issued, fully paid and nonassessable Common Shares at a rate of one (1) Common Share for each share of Series A Preferred Shares, subject to adjustment as set forth below (this rate, as adjusted from time to time, the "Conversion Rate").

     5. Delivery of Common Shares Upon Conversion; Legend. Upon receipt of a Conversion Notice pursuant to Section (c)(3) above, the Corporation shall, no later than the close of business on the later to occur of (i) the third (3rd) business day following the Conversion Date set forth in the Conversion Notice and (ii) the business day following the day on which the original certificate or certificates representing the shares of Series A Preferred Shares being converted are received by the Corporation (the "Delivery Date"), issue and deliver or caused to be delivered to the Holder the number of Conversion Shares as determined hereunder. Each certificate representing the Conversion Shares shall bear the following legend unless the Common Shares into which the Series A Preferred Shares shall be converted have already been registered under the Securities Act of 1933, as amended:

          THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE: HAVE NOT BEEN REGISTERED UNDER THE FEDERAL OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF BY THE HOLDER EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FILED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT THERETO OR IN ACCORDANCE WITH AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER THAT AN EXEMPTION FROM SUCH REGISTRATION AND FROM ANY APPLICABLE STATE SECURITIES LAWS IS AVAILABLE.

     6. No Fractional Shares. No fractional Common Shares shall be issued upon the Conversion of any Series A Preferred Shares. Upon any Conversion, in lieu of any fractional Share otherwise issuable in respect of the aggregate number of Series A Preferred Shares of any Holder that are converted, the Holder shall be entitled to receive an amount in cash (computed to the nearest cent, with one-half cent rounded upward) equal to the same fraction of the current value of one Common Share, as conclusively determined by the Corporation's Board of Directors in its sole and absolute discretion. If more than one share of Series A Preferred Shares is surrendered for Conversion at one time by or for the same Holder, the number of full Common Shares issuable upon Conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Preferred Shares surrendered.

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     7.   Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Rate with respect to the Series A Preferred Shares pursuant to this Section (c), the Corporation, at its expense, shall compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Shares a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any Holder, furnish or cause to be furnished to such Holder a like certificate setting forth (a) such adjustment and readjustment, (b) the Conversion Rate, and (c) the number of shares of Common Shares and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series A Preferred Shares.

     8. Mandatory Conversion. Upon the occurrence of: (1) the closing bid price of the Corporation's Common Shares being at least $4.00 for thirty (30) consecutive days, as quoted on NASDAQ, any other national securities exchange or as quoted in the NASD Bulletin Board, and (2) registration of the shares underlying the Series A Preferred Shares being declared effective by the Securities and Exchange Commission, then the Series A Preferred Shares shall automatically convert into Common Shares in accordance with the terms of Section
(c) and Section (d) hereof.

(d)       Adjustments to Conversion Rate

1. Adjustment. From and after the date hereof, the Conversion Rate is subject to adjustment from time to time as provided below in this Section (d)1.

(i) If the Corporation sets a "Determination Date" (as hereinafter defined) with respect to the payment of, or the making of, a dividend or other distribution in Common Shares or other equity securities, or any indebtedness or other securities convertible into equity securities, with respect to its Common Shares or other equity securities, or any indebtedness or other securities convertible into equity securities (including by way of reclassification of any of its Common Shares), the Conversion Rate in effect on the day following the Determination Date shall be increased by multiplying the Conversion Rate in effect on the Determination Date by a fraction, the numerator of which shall be:

the sum of the number of Common Shares outstanding on the Determination Date, excluding the effect of the dividend or distribution, plus the total number of Common Shares (including the number of Common Shares into which such equity securities, indebtedness or other securities, may be converted) constituting the dividend or other distribution;

and the denominator of which shall be:

the number of Common Shares outstanding on the Determination Date, excluding the effect of the dividend or distribution.

For the purposes of this Section (d), the number of Common Shares at any time outstanding (i) shall include, in addition to outstanding Common Shares, the number of Common Shares into which the Series A Preferred Shares, or any of the Corporation's other equity securities, convertible indebtedness or other securities convertible into Common Shares (specifically excluded from Common Shares are warrants or options to acquire Common Shares); and (ii) shall not include treasury shares. For the purposes of this Section (d), the number of Common Shares constituting the dividend or other distribution shall include, if applicable, Common Shares represented by cash issued in lieu of fractional Common Shares. The increase in the Conversion Rate will become effective on the day following the Determination Date. The "Determination Date" means, with respect to any dividend or other distribution, the date fixed for the determination of the holders of Common Shares or other equity securities of the Corporation entitled to receive the dividend or distribution.

(ii) If outstanding Common Shares are subdivided or split into a greater number of Common Shares,

or combined into a lesser number of Common Shares, pursuant to a Share dividend, Share split or otherwise, the Conversion Rate in effect on the day following such split or combination shall be increased in the case of a split, or decreased in the case of a combination, by multiplying the Conversion Rate in effect on the date of the split or combination by a fraction, the numerator of which shall be:


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the sum of the number of Common Shares outstanding immediately after the split or combination; and the denominator of which shall be:

the number of Common Shares outstanding immediately prior to the split or combination, excluding the effect of such split or combination.

(iii) All adjustments to the Conversion Rate will be calculated to the nearest 1/100th of a Share.

No adjustment in the Conversion Rate will be required unless the adjustment would require an increase or decrease of at least one percent in the Conversion Rate; provided, however, that any adjustments which by reason of this Section
(d)1(iii) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All adjustments to the Conversion Rate shall be made successively.

     2. Adjustment for Reorganization, Consolidation or Merger. If there shall occur any (i) capital reorganization or any reclassification of the Common Shares or other equity securities of the Corporation, or (ii) consolidation, merger or other business combination of the Corporation with or into another corporation or other entity in which the Corporation is the surviving entity (each, an "Organic Change"), each outstanding share of Series A Preferred Shares shall thereafter be convertible into the number of shares or other securities or property to which a holder of the number of Common Shares deliverable upon conversion of each share of Series A Preferred Shares would have been entitled upon the Organic Change. Appropriate adjustment (as determined by the Corporation and the holders of a majority of the outstanding Shares of Series A Preferred Shares) shall be made in the application of the provisions hereof with respect to the rights of the Holders so that the provisions hereof (including, without limitation, provisions with respect to changes in and other adjustments of the Conversion Rate) shall thereafter be applicable, as nearly as reasonably practicable, in relation to any shares or other property thereafter deliverable upon the conversion of the Series A Preferred Shares.

(e)       Voting Rights.

Except as otherwise provided by law, the Holders of the Series A Preferred Shares and the holders of Common Shares shall vote as one class in any and all matters with respect to which holders of Common Shares have voting or consent rights. Each share of Series A Preferred Shares shall be entitled to cast the number of votes equal to the number of Conversion Shares into which a share of Series A Preferred Shares is then convertible; provided, however, that any fraction of a vote shall be rounded up or down, as the case may be, to the nearest whole vote. The Conversion Rate to be used in connection with the foregoing shall be the Conversion Rate in effect on the date fixed for the determination of holders of Common Shares entitled to vote on the matter.

(f)       Miscellaneous.

     1. Transfer of Series A Preferred Shares. A Holder may not sell, transfer or otherwise dispose of all or any portion of the shares of Series A Preferred Shares held by the Holder to any person or entity unless the sale, transfer or disposition is the subject of an effective registration statement under the Securities Act or the Holder delivers an opinion of counsel (unless such opinion requirement is waived by the Corporation) to the effect that the sale, transfer or disposition is exempt from registration under the Securities Act and under any other applicable federal or state securities laws, rules and regulations. From and after the date of any permitted sale, transfer or disposition, the transferee shall be deemed to be a Holder. Upon any permitted sale, transfer or disposition, the Corporation shall, promptly following the return of the certificate or certificates representing the shares of Series A Preferred Shares that are the subject of the sale, transfer or disposition, issue and deliver to the transferee a new Certificate in the name of the transferee.

     2. Lost or Stolen Certificate. Upon receipt by the Corporation of evidence of the loss, theft, destruction or mutilation of a certificate representing shares of Series A Preferred Shares, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Corporation, and upon surrender and cancellation of the certificate if mutilated, the Corporation shall execute and deliver to the Holder a new certificate identical in all respects to the original certificate.


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     3.   Notices. Except as otherwise specified herein, any notice, demand or request required or permitted to be given pursuant to the terms of this Certificate of Designations shall be in writing and shall be deemed given (i) when delivered personally or by verifiable facsimile transmission (with a hard copy to follow) on or before 5:00 p.m., central time, on a business day or, if the day is not a business day, on the next succeeding business day; (ii) on the next business day after timely delivery to an overnight courier; and (iii) on the third business day after deposit in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid), addressed as follows:

If to the Corporation:                   With a copy to:


Merge Technologies Incorporated          Shefsky & Froelich Ltd.
1126 South 70th Street                   444 North Michigan Avenue - Suite 2500
Milwaukee, Wisconsin 53214               Chicago, IL 60611
                                         Attention: Mitchell D. Goldsmith, Esq.
                                         Telephone: 312-836-4006
                                         Facsimile: 312-527-3194

and if to any Holder, at its address as shown on the stock records of the Corporation or such other address as any such party shall deliver to the Corporation. Should the Corporation subsequently change its business address, then such notice shall be addressed to the Corporation's central address from time to time.

     The number of Series A Convertible Preferred Shares created is 1,000,000 shares. No Series A Convertible Preferred Shares have been issued as of the date hereof.